Tanox, Inc.
10301 Stella Link
Houston, TX 77025
713.578.4000

News Release	Contact:
May 9, 2007	Greg Guidroz
713.578.4011
gguidroz@tanox.com

Tanox Reports 2007 First Quarter Results

HOUSTON - Tanox, Inc. (NASDAQ: TNOX) today reported financial results for the first quarter ended March 31, 2007.
Total revenues for the first quarter of 2007 were $18.6 million, compared to revenues of $9.8 million for the first quarter of 2006, and $18.3 million for the fourth quarter of 2006. Net royalty revenue from sales of Xolair® (omalizumab) was $11.0 million for the first quarter of 2007, compared to net Xolair royalty revenue of $8.8 million for first quarter of 2006, and $11.3 million for the fourth quarter of 2006. Net profit-sharing revenue was $2.7 million for the first quarter of 2007, compared to $1.0 million for the first quarter of 2006, and $2.1 million for the fourth quarter of 2006. Tanox recorded first quarter 2007 manufacturing-rights revenue of $2.9 million versus $3.7 million for the fourth quarter of 2006. Tanox also recorded $2.0 million in development agreement revenue in the first quarter of 2007 versus $1.0 million for the fourth quarter of 2006, mainly for reimbursement by Novartis of a portion of the development costs of a high affinity anti-IgE program.
Tanox reported net income of $531,000, or $0.01 per share, for the first quarter of 2007, compared to a net loss of $5.2 million, or $0.12 per share, for the first quarter of 2006, and net income of $4.5 million, or $0.10 per share, for the fourth quarter of 2006.
Results for the first quarter of 2007 and 2006 reflected the company’s January 1, 2006 adoption of Statement of Financial Accounting Standards No. 123R (FAS 123R). During the first quarter of 2007, Tanox recorded $7.4 million of share-based compensation expense, of which $3.7 million was included in research and development expense and $3.7 million was included in general and administrative expense. Under the terms of employee and director stock option agreements, shareholder approval on January 15, 2007 of the merger with Genentech was considered a change in control which resulted in the accelerated vesting of all outstanding stock options on that date. Share-based compensation for the first quarter of 2006 was $693,000, of which $332,000 was included in research and development expense and $361,000 was included in general and administrative expense.

www.tanox.com

The impact of expensing employee stock compensation is reflected in the table below:

	Earnings Per Share Before Stock Compensation Expense	Stock Compensation Expense	Reported Earnings Per Share
First Quarter 2007	$0.17	$(0.16)	$0.01
First Quarter 2006	$(0.10)	$(0.02)	$(0.12)

Research and development costs for the first quarter of 2007 were $14.4 million, compared to $14.0 million for the first quarter of 2006, and $11.0 million for the fourth quarter of 2006. The increase in costs for the first quarter of 2007 was attributed primarily to employee stock compensation expense, partially offset by lower clinical trial expenses and preclinical activities.
General and administrative expenses were $5.8 million for the first quarter of 2007, compared to $2.8 million for the first quarter of 2006, and $5.1 million for the fourth quarter of 2006. The increase in general and administrative expenses in the first quarter of 2007 was due primarily to employee and director stock compensation expense.

About Tanox, Inc.
Tanox is a biotechnology company specializing in the development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune mediated diseases, inflammation, infectious disease and cancer. Tanox’s lead investigational therapy, ibalizumab (TNX-355), is a viral-entry inhibitor antibody to treat HIV/AIDS. Ibalizumab has shown significant antiviral activity in Phase 2 clinical testing. Tanox’s first-approved drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved in over 50 countries, including the United States, Canada and the European Union. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at www.tanox.com.

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TANOX, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per-share data)

Summary of Operations
(Unaudited)
	Three Months Ended March 31,
	2007	2006

Revenues, net	$18,573	$9,815
Operating expenses:
Research and development	14,370	13,961
General and administrative	5,797	2,794
Total operating expenses	20,167	16,755
Loss from operations	(1,594)	(6,940)
Other income, net	2,270	1,759
Income (loss) before income taxes	676	(5,181)
Income taxes	145	—
Net income (loss)	$531	$(5,181)

Income (loss) per share - basic and diluted	$0.01	$(0.12)
Shares used in computing income (loss) per share - basic and diluted
Basic	45,029	44,694
Diluted	45,431	44,694
Employee stock compensation expense included in operating expenses:
Research and development	$3,735	$332
General and administrative	3,668	361
Total	$7,403	$693

Summary Balance Sheet Information

	March 31, 2007	December 31, 2006
Assets:	(Unaudited)
Cash, cash equivalents and investments	$194,178	$185,081
Property and equipment (net)	28,141	29,227
Other assets	18,226	17,800
Total assets	$240,545	$232,108

Liabilities and Stockholders’ Equity:
Accounts payable, accrued liabilities and deferred revenue	$10,171	$11,905
Stockholders’ equity	230,374	220,203
Total liabilities and stockholders’ equity	$240,545	$232,108